                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.       Investment Company Act File Number:        Date examination completed:

                    811-7704                                May 31, 2000

2.       State Identification Number:

         AL                     AK     00 00711     AZ    S-0045508-QUAL     AR    93-M0261-12     CA                CO
         CT         SI35350     DE         3149     DC                       FL                    GA                HI
         ID           45975     IL                  IN                       IA        I-34553     KS      96S67     KY     M31787
         LA           67429     ME       1-2324     MD        SM19950826     MA        95-0438     MI     270298     MN
         MS    MF-95-07-106     MO                  MT             33571     NE         046199     NV                NH
         NJ                     NM       312096     NY        S 27 32 26     NC                    ND       N129     OH      21654
         OK      SE-2016707     OR     1995-665     PA                       RI                    SC     MF9250     SD       6517
         TN       RM99-3738     TX      C-48139     UT       004-8656-45     VT     7/24/95-14     VA                WA    C-51629
         WV        BC-30435     WI    303932-03     WY                       PUERTO RICO                 S-16021

  Other (specify):

3. Exact name of investment company as specified in registration statement:

         SCHWAB MARKETTRACK BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

         101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.       Investment Company Act File Number:        Date examination completed:

                     811-7704                              June 30, 2000

2.       State Identification Number:

              AL                    AK     00 00711     AZ    S-0045508-QUAL     AR    93-M0261-12    CA              CO
              CT        SI35350     DE         3149     DC                       FL                   GA              HI
              ID          45975     IL                  IN                       IA        I-34553    KS     96S67    KY    M31787
              LA          67429     ME       1-2324     MD        SM19950826     MA        95-0438    MI    270298    MN
              MS   MF-95-07-106     MO                  MT             33571     NE         046199    NV              NH
              NJ                    NM       312096     NY        S 27 32 26     NC                   ND      N129    OH     21654
              OK     SE-2016707     OR     1995-665     PA                       RI                   SC    MF9250    SD      6517
              TN      RM99-3738     TX      C-48139     UT       004-8656-45     VT     7/24/95-14    VA              WA   C-51629
              WV       BC-30435     WI    303932-03     WY                       PUERTO RICO               S-16021

Other (specify):

3. Exact name of investment company as specified in registration statement:

         SCHWAB MARKETTRACK BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

         101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.       Investment Company Act File Number:        Date examination completed:

                      811-7704                            October 31, 2000

2.       State Identification Number:

         AL                      AK       00 00711      AZ   S-0045508-QUAL    AR   93-M0261-12      CA                CO
         CT          SI35350     DE           3149      DC                     FL                    GA                HI
         ID            45975     IL                     IN                     IA       I-34553      KS      96S67     KY     M31787
         LA            67429     ME         1-2324      MD       SM19950826    MA       95-0438      MI     270298     MN
         MS     MF-95-07-106     MO                     MT            33571    NE        046199      NV                NH
         NJ                      NM         312096      NY       S 27 32 26    NC                    ND       N129     OH      21654
         OK       SE-2016707     OR       1995-665      PA                     RI                    SC     MF9250     SD       6517
         TN        RM99-3738     TX        C-48139      UT      004-8656-45    VT    7/24/95-14      VA                WA    C-51629
         WV         BC-30435     WI      303932-03      WY                     PUERTO RICO                 S-16021

Other (specify):

3. Exact name of investment company as specified in registration statement:

         SCHWAB MARKETTRACK BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

         101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.       Investment Company Act File Number:        Date examination completed:

                      811-7704                             May 31, 2000

2.       State Identification Number:

          AL                    AK       00-04153     AZ    S-0058483-QUAL    AR    93-M0261-12    CA                 CO
          CT         SI46900    DE            339     DC                      FL                   GA                 HI
          ID           49355    IL                    IN                      IA        I-41482    KS  98S0001357     KY     M31787
          LA           67429    ME        0-13003     MD        SM19981147    MA                   MI      228159     MN
          MS    MF-98-08-129    MO     1993-00496     MT             39119    NE         35,612    NV                 NH
          NJ                    NM         995387     NY                      NC                   ND        V578     OH      21654
          OK      SE-2016706    OR       1995-665     PA                      RI                   SC     MF11533     SD      15702
          TN       RM99-3738    TX        C-56104     UT       004-8656-45    VT     5/07/98-01    VA                 WA    C-58999
          WV        MF-32088    WI      349089-03     WY                      PUERTO RICO                 S-19466

Other (specify):

3. Exact name of investment company as specified in registration statement:

         SCHWAB MARKETTRACK ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

         101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                June 30, 2000

2.   State Identification Number:

     AL                  AK    00-04153     AZ    S-0058483-QUAL   AR            93-M0261-12   CA                 CO
     CT   SI46900        DE       339       DC                     FL                          GA                 HI
     ID   49355          IL                 IN                     IA            I-41482       KS    98S0001357   KY    M31787
     LA   67429          ME    0-13003      MD    SM19981147       MA                          MI    228159       MN
     MS   MF-98-08-129   MO    1993-00496   MT    39119            NE            35,612        NV                 NH
     NJ                  NM    995387       NY                     NC                          ND    V578         OH    21654
     OK   SE-2016706     OR    1995-665     PA                     RI                          SC    MF11533      SD    15702
     TN   RM99-3738      TX    C-56104      UT    004-8656-45      VT            5/07/98-01    VA                 WA    C-58999
     WV   MF-32088       WI    349089-03    WY                     PUERTO RICO                 S-19466

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                             October 31, 2000

2.   State Identification Number:


AL                   AK    00-04153     AZ    S-0058483-QUAL   AR            93-M0261-12   CA                 CO
CT    SI46900        DE       339       DC                     FL                          GA                 HI
ID    49355          IL                 IN                     IA            I-41482       KS    98S0001357   KY    M31787
LA    67429          ME    0-13003      MD    SM19981147       MA                          MI    228159       MN
MS    MF-98-08-129   MO    1993-00496   MT    39119            NE            35,612        NV                 NH
NJ                   NM    995387       NY                     NC                          ND    V578         OH    21654
OK    SE-2016706     OR    1995-665     PA                     RI                          SC    MF11533      SD    15702
TN    RM99-3738      TX    C-56104      UT    004-8656-45      VT            5/07/98-01    VA                 WA    C-58999
WV    MF-32088       WI    349089-03    WY                     PUERTO RICO                 S-19466

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                 May 31, 2000

2.   State Identification Number:


AL                   AK    00 00712     AZ    S-0045509-QUAL   AR            93-M0261-05   CA                 CO
CT    SI35334        DE       3150      DC                     FL                          GA                 HI
ID    45978          IL                 IN                     IA            I-34554       KS    96S69        KY    M31787
LA    67429          ME    1-2323       MD    SM19950827       MA            95-0423       MI    231477       MN
MS    MF-95-07-083   MO                 MT    33573            NE            29,680        NV                 NH
NJ                   NM    695755       NY                     NC                          ND    N130         OH    21654
OK    SE-2016708     OR    1995-665     PA                     RI                          SC    MF9261       SD    6516
TN    RM99-3738      TX    C-48129      UT    004-8656-45      VT            7/24/95-13    VA                 WA    C-51638
WV    BC-30436       WI    303935-03    WY                     PUERTO RICO                       S16019

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                June 30, 2000

2.   State Identification Number:

AL                   AK    00 00712     AZ    S-0045509-QUAL   AR            93-M0261-05   CA                 CO
CT    SI35334        DE       3150      DC                     FL                          GA                 HI
ID    45978          IL                 IN                     IA            I-34554       KS    96S69        KY    M31787
LA    67429          ME    1-2323       MD    SM19950827       MA            95-0423       MI    231477       MN
MS    MF-95-07-083   MO                 MT    33573            NE            29,680        NV                 NH
NJ                   NM    695755       NY                     NC                          ND    N130         OH    21654
OK    SE-2016708     OR    1995-665     PA                     RI                          SC    MF9261       SD    6516
TN    RM99-3738      TX    C-48129      UT    004-8656-45      VT            7/24/95-13    VA                 WA    C-51638
WV    BC-30436       WI    303935-03    WY                     PUERTO RICO                       S16019

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                             October 31, 2000

2.   State Identification Number:

AL                   AK    00 00712     AZ    S-0045509-QUAL   AR            93-M0261-05   CA                 CO
CT    SI35334        DE       3150      DC                     FL                          GA                 HI
ID    45978          IL                 IN                     IA            I-34554       KS    96S69        KY    M31787
LA    67429          ME    1-2323       MD    SM19950827       MA            95-0423       MI    231477       MN
MS    MF-95-07-083   MO                 MT    33573            NE            29,680        NV                 NH
NJ                   NM    695755       NY                     NC                          ND    N130         OH    21654
OK    SE-2016708     OR    1995-665     PA                     RI                          SC    MF9261       SD    6516
TN    RM99-3738      TX    C-48129      UT    004-8656-45      VT            7/24/95-13    VA                 WA    C-51638
WV    BC-30436       WI    303935-03    WY                     PUERTO RICO                       S16019

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                 May 31, 2000

2.   State Identification Number:

AL                    AK   00 00713     AZ    S-0045510-QUAL   AR            93-M0261-04   CA                 CO
CT    SI35335         DE      3151      DC                     FL                          GA                 HI
ID    45976           IL                IN                     IA            I-34555       KS    96S68        KY    M31787
LA    67429           ME   1-2322       MD    SM19950820       MA            95-0424       MI    270299       MN
MS    MF-95-07-080    MO                MT    33572            NE            29,681        NV                 NH
NJ                    NM   695754       NY    S 27 32 28       NC                          ND    N131         OH    21654
OK    SE-2016709      OR   1995-665     PA                     RI                          SC    MF9260       SD    6518
TN    RM99-3738       TX   C-48130      UT    004-8656-45      VT            7/24/95-15    VA                 WA    C-51632
WV    BC-30437        WI   303933-03    WY                     PUERTO RICO                       S16002

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                June 30, 2000

2.   State Identification Number:

AL                   AK    00 00713     AZ    S-0045510-QUAL   AR            93-M0261-04   CA                 CO
CT    SI35335        DE       3151      DC                     FL                          GA                 HI
ID    45976          IL                 IN                     IA            I-34555       KS    96S68        KY    M31787
LA    67429          ME    1-2322       MD    SM19950820       MA            95-0424       MI    270299       MN
MS    MF-95-07-080   MO                 MT    33572            NE            29,681        NV                 NH
NJ                   NM    695754       NY    S 27 32 28       NC                          ND    N131         OH    21654
OK    SE-2016709     OR    1995-665     PA                     RI                          SC    MF9260       SD    6518
TN    RM99-3738      TX    C-48130      UT    004-8656-45      VT            7/24/95-15    VA                 WA    C-51632
WV    BC-30437       WI    303933-03    WY                     PUERTO RICO                       S16002

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                             October 31, 2000

2.   State Identification Number:

AL                   AK    00 00713     AZ    S-0045510-QUAL   AR            93-M0261-04   CA                 CO
CT    SI35335        DE       3151      DC                     FL                          GA                 HI
ID    45976          IL                 IN                     IA            I-34555       KS    96S68        KY    M31787
LA    67429          ME    1-2322       MD    SM19950820       MA            95-0424       MI    270299       MN
MS    MF-95-07-080   MO                 MT    33572            NE            29,681        NV                 NH
NJ                   NM    695754       NY    S 27 32 28       NC                          ND    N131         OH    21654
OK    SE-2016709     OR    1995-665     PA                     RI                          SC    MF9260       SD    6518
TN    RM99-3738      TX    C-48130      UT    004-8656-45      VT            7/24/95-15    VA                 WA    C-51632
WV    BC-30437       WI    303933-03    WY                     PUERTO RICO                       S16002

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETTRACK GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                 May 31, 2000

2.   State Identification Number:

AL                   AK    00-03840     AZ    S-0050673-QUAL   AR            93-M0261-08   CA                  CO
CT    SI39921        DE    4486         DC                     FL                          GA                  HI
ID    47037          IL                 IN                     IA            I-36541       KS    96S0001583    KY   M32819
LA    67489          ME    0-1913       MD    SM19961032       MA            96-5090-M     MI    231206        MN
MS    MF-96-06-188   MO    1993-00496   MT    35245            NE            31314         NV                  NH
NJ                   NM    307254       NY    S 27 55 74       NC                          ND    R115          OH   25818
OK    SE-2003908     OR    96-0726      PA                     RI                          SC    MF10061       SD   8092
TN    RM98-4806      TX    C-50677      UT    005-6075-49      VT            6/26/96-04    VA                  WA   C-53855
WV    BC-30439       WI    317865-03    WY                     PUERTO RICO                       S-17091

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER INTERNATIONAL PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                June 30, 2000

2.   State Identification Number:

AL                   AK    00-03840     AZ    S-0050673-QUAL   AR            93-M0261-08   CA                 CO
CT    SI39921        DE    4486         DC                     FL                          GA                 HI
ID    47037          IL                 IN                     IA            I-36541       KS    96S0001583   KY    M32819
LA    67489          ME    0-1913       MD    SM19961032       MA            96-5090-M     MI    231206       MN
MS    MF-96-06-188   MO    1993-00496   MT    35245            NE            31314         NV                 NH
NJ                   NM    307254       NY    S 27 55 74       NC                          ND    R115         OH    25818
OK    SE-2003908     OR    96-0726      PA                     RI                          SC    MF10061      SD    8092
TN    RM98-4806      TX    C-50677      UT    005-6075-49      VT            6/26/96-04    VA                 WA    C-53855
WV    BC-30439       WI    317865-03    WY                     PUERTO RICO                       S-17091

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER INTERNATIONAL PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                             October 31, 2000

2.       State Identification Number:

AL                   AK    00-03840     AZ    S-0050673-QUAL   AR            93-M0261-08   CA                 CO
CT    SI39921        DE    4486         DC                     FL                          GA                 HI
ID    47037          IL                 IN                     IA            I-36541       KS    96S0001583   KY    M32819
LA    67489          ME    0-1913       MD    SM19961032       MA            96-5090-M     MI    231206       MN
MS    MF-96-06-188   MO    1993-00496   MT    35245            NE            31314         NV                 NH
NJ                   NM    307254       NY    S 27 55 74       NC                          ND    R115         OH    25818
OK    SE-2003908     OR    96-0726      PA                     RI                          SC    MF10061      SD    8092
TN    RM98-4806      TX    C-50677      UT    005-6075-49      VT            6/26/96-04    VA                 WA    C-53855
WV    BC-30439       WI    317865-03    WY                     PUERTO RICO                       S-17091

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER INTERNATIONAL PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                 May 31, 2000

2.   State Identification Number:

AL                   AK    00 00117     AZ    S-0054648-QUAL   AR            93-M0261-11   CA                 CO
CT    SI43568        DE    5160         DC                     FL                          GA                 HI
ID    48080          IL                 IN                     IA            I-38717       KS    97S0001397   KY    M32819
LA    67489          ME    1-1206       MD    SM19970839       MA                          MI    231083       MN
MS    MF97-06-085    MO                 MT    37100            NE            043607        NV                 NH
NJ                   NM    310586       NY    S 27 94 93       NC                          ND    T350         OH    25818
OK    SE-2003909     OR    96-0726      PA                     RI                          SC    MF10761      SD    10032
TN    RM98-4806      TX    C-53071      UT    005-6075-49      VT            6/06/97-03    VA                 WA    C-56136
WV    MF-22542       WI    332753-03    WY                     PUERTO RICO                       S-18158

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER SMALL CAP PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                June 30, 2000

2.   State Identification Number:

AL                   AK    00-00117     AZ    S-0054648-QUAL   AR            93-M0261-11   CA                 CO
CT    SI43568        DE    5160         DC                     FL                          GA                 HI
ID    48080          IL                 IN                     IA            I-38717       KS    97S0001397   KY    M32819
LA    67489          ME    1-1206       MD    SM19970839       MA                          MI    231083       MN
MS    MF-97-06-085   MO                 MT    37100            NE            043607        NV                 NH
NJ                   NM    310586       NY    S 27 94 93       NC                          ND    T350         OH    25818
OK    SE-2003909     OR    96-0726      PA                     RI                          SC    MF10761      SD    10032
TN    RM98-4806      TX    C-53071      UT    005-6075-49      VT            6/06/97-03    VA                 WA    C-56136
WV    MF-22542       WI    332753-03    WY                                   PUERTO RICO         S-18158

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER SMALL CAP PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                             October 31, 2000

2.   State Identification Number:

AL                   AK    00 00117     AZ    S-0054648-QUAL   AR            93-M0261-11   CA                 CO
CT    SI43568        DE    5160         DC                     FL                          GA                 HI
ID    48080          IL                 IN                     IA            I-38717       KS    97S0001397   KY    M32819
LA    67489          ME    1-1206       MD    SM19970839       MA                          MI    231083       MN
MS    MF97-06-085    MO                 MT    37100            NE            043607        NV                 NH
NJ                   NM    310586       NY    S 27 94 93       NC                          ND    T350         OH    25818
OK    SE-2003909     OR    96-0726      PA                     RI                          SC    MF10761      SD    10032
TN    RM98-4806      TX    C-53071      UT    005-6075-49      VT            6/06/97-03    VA                 WA    C-56136
WV    MF-22542       WI    332753-03    WY                                   PUERTO RICO         S-18158

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER SMALL CAP PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                 May 31, 2000

2.   State Identification Number:

AL                   AK    00-05168     AZ    S-0051432-QUAL   AR            93-M0261-09   CA                CO
CT    SI40450        DE    4553         DC                     FL                          GA                HI
ID    47176          IL                 IN                     IA            I-36813       KS    97S0000160  KY     M32819
LA    67489          ME    1-3010       MD    SM19961315       MA                          MI    274500      MN
MS    MF-96-08-012   MO                 MT    35533            NE            046526        NV                NH
NJ                   NM    312934       NY    S 27 59 45       NC                          ND    R488        OH     25818
OK    SE-2003907     OR    96-0726      PA                     RI                          SC    MF10156     SD     8360
TN    RM98-4806      TX    C-51015      UT    005-6075-49      VT            08/06/96-21   VA                WA     C-54137
WV    BC-30441       WI    319302-03    WY                                   PUERTO RICO         S-17285

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                June 30, 2000

2.   State Identification Number:

AL                   AK    00-05168     AZ    S-0051432-QUAL   AR            93-M0261-09   CA                 CO
CT    SI40450        DE    4553         DC                     FL                          GA                 HI
ID    47176          IL                 IN                     IA            I-36813       KS    97S0000160   KY    M32819
LA    67489          ME    1-3010       MD    SM19961315       MA                          MI    274500       MN
MS    MF-96-08-012   MO                 MT    35533            NE            046526        NV                 NH
NJ                   NM    312934       NY    S 27 59 45       NC                          ND    R488         OH    25818
OK    SE-2003907     OR    96-0726      PA                     RI                          SC    MF10156      SD    8360
TN    RM98-4806      TX    C-51015      UT    005-6075-49      VT            08/06/96-21   VA                 WA    C-54137
WV    BC-30441       WI    319302-03    WY                                   PUERTO RICO         S-17285

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                             October 31, 2000

2.   State Identification Number:

AL                   AK    00-05168     AZ    S-0051432-QUAL   AR            93-M0261-09   CA                 CO
CT    SI40450        DE    4553         DC                     FL                          GA                 HI
ID    47176          IL                 IN                     IA            I-36813       KS    97S0000160   KY    M32819
LA    67489          ME    1-3010       MD    SM19961315       MA                          MI    274500       MN
MS    MF-96-08-012   MO                 MT    35533            NE            046526        NV                 NH
NJ                   NM    312934       NY    S 27 59 45       NC                          ND    R488         OH    25818
OK    SE-2003907     OR    96-0726      PA                     RI                          SC    MF10156      SD    8360
TN    RM98-4806      TX    C-51015      UT    005-6075-49      VT            08/06/96-21   VA                 WA    C-54137
WV    BC-30441       WI    319302-03    WY                                   PUERTO RICO         S-17285

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                 May 31, 2000

2.   State Identification Number:

AL                   AK    99-00815     AZ    S-0051431-QUAL   AR            93-M0261-10   CA                 CO
CT    SI40451        DE    4552         DC                     FL                          GA                 HI
ID    47175          IL                 IN                     IA            I-36814       KS    97S0000158   KY    M32819
LA    67489          ME    0-2771       MD    SM19961316       MA                          MI    228610       MN
MS    MF-96-08-013   MO                 MT    35532            NE            46525         NV                 NH
NJ                   NM    695753       NY    S 27 59 46       NC                          ND    R487         OH    25818
OK    SE-2003906     OR    96-0726      PA                     RI                          SC    MF10155      SD    8359
TN    RM98-4806      TX    C-51014      UT    005-6075-49      VT            8/06/96-22    VA                 WA    C-54138
WV    BC-30440       WI    319301-03    WY                     PUERTO RICO                       S-17284

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                                June 30, 2000

2.   State Identification Number:

AL                   AK    99-00815     AZ    S-0051431-QUAL   AR            93-M0261-10   CA                 CO
CT    SI40451        DE    4552         DC                     FL                          GA                 HI
ID    47175          IL                 IN                     IA            I-36814       KS    97S0000158   KY    M32819
LA    67489          ME    0-2771       MD    SM19961316       MA                          MI    228610       MN
MS    MF-96-08-013   MO                 MT    35532            NE            46525         NV                 NH
NJ                   NM    695753       NY    S 27 59 46       NC                          ND    R487         OH    25818
OK    SE-2003906     OR    96-0726      PA                     RI                          SC    MF10155      SD    8359
TN    RM98-4806      TX    C-51014      UT    005-6075-49      VT            8/06/96-22    VA                 WA    C-54138
WV    BC-30440       WI    319301-03    WY                     PUERTO RICO                       S-17284

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.   Investment Company Act File Number:         Date examination completed:

                           811-7704                             October 31, 2000

2.   State Identification Number:

AL                   AK    99-00815     AZ    S-0051431-QUAL   AR            93-M0261-10   CA                 CO
CT    SI40451        DE    4552         DC                     FL                          GA                 HI
ID    47175          IL                 IN                     IA            I-36814       KS    97S0000158   KY    M32819
LA    67489          ME    0-2771       MD    SM19961316       MA                          MI    228610       MN
MS    MF-96-08-013   MO                 MT    35532            NE            46525         NV                 NH
NJ                   NM    695753       NY    S 27 59 46       NC                          ND    R487         OH    25818
OK    SE-2003906     OR    96-0726      PA                     RI                          SC    MF10155      SD    8359
TN    RM98-4806      TX    C-51014      UT    005-6075-49      VT            8/06/96-22    VA                 WA    C-54138
WV    BC-30440       WI    319301-03    WY                     PUERTO RICO                       S-17284

Other (specify):

3.   Exact name of investment company as specified in registration statement:

     SCHWAB MARKETMANAGER BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Schwab MarketManager International Portfolio, Schwab MarketManager Growth Portfolio, Schwab MarketManager Balanced Portfolio, Schwab MarketManager Small Cap Portfolio, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio (eight portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of May 31, 2000, June 30, 2000, and October 31, 2000. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2000, June 30, 2000 and October 31, 2000, and with respect to agreement of security purchases and sales, for the period from October 31, 1999 (the date of our last examination), through October 31, 2000:

For Investments Held by Each Fund

- Review of the Funds' mutual fund investments at May 31, 2000, June 30, 2000 and October 31, 2000 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such dates;

For Each MarketManager Fund

- Confirmation of CSC's omnibus accounts for mutual fund investments at May 31, 2000, June 30, 2000 and October 31, 2000 with either third party mutual fund transfer agents or The Depository Trust Company ("DTC"), as applicable;

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of CSC at May 31, 2000, June 30, 2000 and October 31, 2000, in all material respects;

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of Boston Financial Data

TO THE BOARD OF TRUSTEES OF
SCHWAB CAPITAL TRUST
DECEMBER 12, 2000



     Services ("BFDS"), CSC's sub-transfer agent, at May 31, 2000, June 30, 2000 and October 31, 2000, in all material respects;

For Each MarketTrack Fund

- Review of management's reconciliation of the omnibus account positions recorded by BFDS to mutual fund investments recorded on the books and records of the Funds at May 31, 2000, June 30, 2000 and October 31, 2000, in all material respects;

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of BFDS, at May 31, 2000, June 30, 2000 and October 31, 2000, in all material respects; and

Test of Purchase and Sales Transactions

- Agreement of six security purchases and six security sales since our last examination from the books and records of the Funds to third party mutual fund transfer agency or DTC confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2000, June 30, 2000 and October 31, 2000 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

    MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE
                         INVESTMENT COMPANY ACT OF 1940


We, as members of management of Schwab MarketManager International Portfolio, Schwab MarketManager Growth Portfolio, Schwab MarketManager Balanced Portfolio, Schwab MarketManager Small Cap Portfolio, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio (eight series constituting part of Schwab Capital Trust hereafter referred to as the "Funds") are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 2000, June 30, 2000, and October 31, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2000, June 30, 2000, and October 31, 2000 with respect to securities and similar investments reflected in the investment accounts of the Funds.


Schwab Capital Trust


/s/ J. H. Chafkin
----------------------------------------------------
Jeremiah H. Chafkin
Executive Vice President and Chief Operating Officer


/s/Tai-Chin Tung
----------------------------------------------------
Tai-Chin Tung
Principal Financial Officer and Treasurer